ARTICLES OF AMENDMENT
                             TO
                  ARTICLES OF INCORPORATION
                             OF
                       CBT CORPORATION

     Pursuant to the provisions of KRS 271B.10-060, the undersigned corporation executes these Articles of Amendment to its Articles of Incorporation.

     FIRST:  The name of the corporation is CBT Corporation.

     SECOND:   An amendment to the corporation's articles of
incorporation to add a new Article XIII as adopted by the shareholders of the corporation in the manner prescribed by the Kentucky Business Corporation Act. The text of new
Article XIII of the corporation's articles of incorporation is as follows:

                         ARTICLE I.

     Section 1. DIRECTORS' RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit of proceeding, formal or informal whether brought in the name of the corporation or otherwise and whether civil, criminal, administrative or investigative (hereafter a "proceeding"), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was a director of the corporation or is or was serving at the request of the corporation as a director of another corporation, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or inaction in an official capacity or in any other capacity while serving as a director, shall subject to the terms of any express agreement between the corporation and such person, be indemnified and held harmless by the corporation to the fullest extent authorized by Kentucky law, as the same exists or may hereafter be amended, (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment) against all costs, charges, expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the corporation shall indemnify any such person seeking indemnity in connection with an action, suit or proceeding (or part thereof) initiated by such person only if such action, suit or proceeding (or part thereof) was authorized by the board of directors of the corporation. Such right shall be a contract right and shall include the right to be paid by the corporation expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, the payment of such expenses incurred by a director in his or her capacity as a director (and not in any other capacity in which service was or is rendered by such person while a director, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director, to repay all amounts so advanced if it should be determined ultimately that such director is not entitled to be indemnified under this Section or other-wise. Repayment of all amounts so advanced shall be upon such terms and conditions, if any, as the board of directors deems appropriate.

     Section 2.          RIGHT OF CLAIMANT TO BRING SUIT.
If a claim under Section 1 of this Article XIII is not paid in full by the corporation within ninety days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking has been tendered to the corporation) that the claimant has not met the standards of conduct which make in permissible under Kentucky laws for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the claimant has not met the applicable standard of conduct set forth in Kentucky laws. Neither the failure of the corporation (including its board of directors, independent legal counsel or its stockholder) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Kentucky law, nor an actual determination by the corporation (including its board of directors, independent legal counsel, or its stockholders) that the claimant had not met such applicable standard of conduct, shall be a defense to the action or create a presumption that a claimant had not met the applicable standard of conduct.

     Section 3.          OFFICERS', EMPLOYEES' and AGENTS'
RIGHTS TO INDEMNIFICATION.      Each person who was or is
made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, formal or informal whether brought in the name of the corporation or otherwise and whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was an officer, employee or agent of the corporation or is or was serving at the request of the corporation as an officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action or inaction in an official capacity or in any other capacity while serving as an officer, employee or agent, may, subject to the terms of any express agreement between the corporation and such person, by action of the board of directors, be indemnified and held harmless by the corporation to the fullest extent authorized by Kentucky law, as the same exists or may hereafter be amended, (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment) against all costs, charges, expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred by such person in connection therewith; provided, however, that the corporation may, by action of the board of directors, indemnify any such person seeking indemnity in connection with an action, suit or proceeding (or part thereof) initiated by such person only if such action, suit or proceeding (or part thereof) was authorized by the board of directors of the corporation. The board of directors may, in its discretion, advance the payment of expenses.

     Section 4.          NON-EXCLUSIVITY OF RIGHTS.  The
rights conferred on any person by Sections 1, 2 and 3 of this Article XIII shall not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the articles of incorporation, bylaw, agreement, vote or stockholders or disinterested directors or otherwise.

     Section 5. INSURANCE. The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under applicable law.

     Section 6. SEPARABILITY. Each and every paragraph, sentence, term and provision of this Article XIII is separate and distinct so that if any paragraph, sentence, term or provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of any other paragraph, sentence, term or provision hereof. To the extent required, any paragraph, sentence, term or provision of this Article XIII may be modified by a court of competent jurisdiction to preserve its validity and to provide the claimant with, subject to the limitations set forth in this Article XIII and any agreement between the corporation and the claimant, the broadest possible indemnification permitted under applicable law.

     Section 7.          EFFECT OF REPEAL OR MODIFICATION.
Any repeal or modification of this Article XIII shall not adversely affect any right of indemnification of a director, officer, employee or agent existing at the time of such repeal or modification with respect to any action or omission occurring prior to such repeal or modification.

     THIRD: The amendment does not provide for an exchange, reclassification or cancellation of issued shares.

     FOURTH: The date of the adoption of the amendments by the shareholders of the corporation was April 18, 1995.

     FIFTH: The designation and number of outstanding shares, the number of votes entitled to be cast by the sole voting group entitled to vote separately on the amendment, and the number of votes of the sole voting group indisputably represented at the meeting is as follows:

 Designation        Number of Votes           Number of Votes
     and            Entitled to be             Indisputably
  Number of          Cast by Sole              Represented
Outstanding Shares    Voting Group            at the Meeting

7,952,358 shares         7,952,358                6,664,665
Common Stock

     SIXTH: The total number of undisputed votes cast by the sole voting group for the amendment was 6,034,979. The number cast for the amendment by the sole voting group was sufficient for approval by that voting group.

          IN WITNESS WHEREOF, the undersigned duly authorized officer has executed these Articles of Amendment to Articles of Incorporation this 15th day of June, 1995.

                              CBT Corporation

                              By: /s/ William J. Jones
                                  William J. Jones, President



THIS INSTRUMENT PREPARED BY:

/s/ Caryn F. Price
Caryn F. Price
WYATT, TARRANT & COMBS
Citizens Plaza
Louisville, Kentucky  40202
502/589-5235